Exhibit 10.18

EXECUTIVE EMPLOYMENT AGREEMENT

MEMORANDUM OF AGREEMENT made at Montreal, Province of Quebec, on July 3rd, 2003.

BY AND BETWEEN:	JAMDAT MOBILE (CANADA) ULC, a Nova Scotia unlimited liability company, with a place of business at 33 Rue Prince, Suite 280, Montreal, Quebec, Canada, H3C 2M7
(hereinafter, the "Corporation")
AND:	MR. ALEXANDRE TAILLEFER, executive, residing at 170 Mortlake, Saint-Lambert, Quebec, Canada, J4P 3C1;
(hereinafter, the "Executive")

        WHEREAS the Corporation will purchase substantially all of the as sets related to the business of JEUX HEXACTO INC. (hereinafter "Vendor"), pursuant to an asset purchase agreement dated May 15, 2003 (as amended thereafter) (hereinafter, the "Asset Purchase Agreement"), the whole effective on the Closing Date;

        WHEREAS the parties have agreed that the Executive shall remain in the employ of the Corporation after the Closing Date;

        WHEREAS the parties consequently desire to enter into this Agreement setting forth the terms and conditions of the employment of the Executive with the Corporation after the Closing Date and the benefits attaching thereto;

        NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual covenants herein contained, the parties agree as follows:

ARTICLE I
INTERPRETATION

1.1    Definitions.    Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following words and phrases shall have the following meanings, respectively, unless the context otherwise requires:

  (a)
  "Agreement" shall mean this Employment Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein", "hereof", "hereto", "hereunder' and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement;

  (b)
  "Board of Directors" shall mean the board of directors of the Corporation;

  (c)
  "Business" shall mean the business conducted by the Corporation and Vendor at the time of the signature of this Agreement, the business conducted by the Corporation up to the termination of the Executive's employment as well as the business that the Corporation was in the process of developing at the time of the termination of the Executive's employment.

  (d)
  "Cause" shall mean any event or circumstance which, pursuant to applicable law, constitutes serious reason for dismissal without either notice or payment in lieu of notice, including,

    without limitation, the occurrence of any one of the following acts or events by or relating to the Executive:

    (i)
    habitual insobriety, being intoxicated while performing duties or any drug use by the Executive;

    (ii)
    theft, fraud or embezzlement from the Corporation or any other material act of dishonesty;

    (iii)
    conviction of a crime (other than traffic violations and minor misdemeanors);

    (iv)
    any material breach of this Agreement not cured within ten (10) days after written notice therefore (provided however that no notice shall be given in the event of a breach, by the Executive, of any of the restrictive covenants which are set forth in any other agreement between the Executive and the Corporation);

    (v)
    any failure by the Executive to follow the reasonable and lawful directions of the Board of Directors of the Corporation;

    (vi)
    behavior of the Executive causing harm or damage to the Corporation's public image or relations with the authorities;

  (e)
  "Closing Date" shall have the meaning which is set forth in the Asset Purchase Agreement;

  (f)
  "Intellectual Property Rights" shall mean all registered and unregistered intellectual property rights inducing, without limiting the generality of the foregoing, all intellectual property rights attached to:

  (i)
  all inventions, patentable or not patentable, trademarks, trade names, copyrights, industrial designs, trade secrets, topographies and all other intellectual property rights; and

  (ii)
  all domestic and foreign registrations, applications and renewals thereof for registration of intellectual property rights;

  (g)
  "Person" shall mean an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body; and pronouns which refer to a Person shall have a similarly extended meaning;

  (h)
  "Works" shall mean all discoveries, inventions, improvements, innovations, processes, topographies, codes, software, know-how, recipes, technology, formulas, drawings, specifications for products, materials and equipment, process development and ideas including all related documentation on whatever support it is, of which the Executive is solely or jointly in whole or in part, an inventor, discoverer, author, conceiver or originator.

1.2    Preamble.    The preamble hereof shall form an integral part of this Agreement.

ARTICLE II
DUTIES

2.1    The Executive shall be employed by the Corporation as its president. As president of the Corporation, the Executive's duties and responsibilities shall include, above and beyond those inherent to the Executive's title and normally pertaining to it, those compatible with the Executive's position and which the Corporation or its Board of Directors may delegate to him from time to time.

ARTICLE III
DURATION

3.1    This Agreement is hereby concluded for a fixed term of one (1) year effective as of the date hereof. This Agreement may be renewed for two (2) additional periods of one (1) year, at the sole discretion of the Corporation, by transmitting a written notice of renewal to the Executive at least thirty (30) days prior to the expiry date.

ARTICLE IV
SALARY

4.1    The Executive shall receive an annual base salary of One Hundred And Sixty Thousand Canadian Dollars (Cdn.$160,000), to be paid in bi-monthly installments in accordance with applicable law (hereinafter, the "Base Salary"). The Executive's basic salary shall be reviewed annually by the Corporation's Board of Directors on the anniversary of the Agreement. Any increase in the Executive's Base Salary consequent upon such review will be effective from the effective date specified by the Board of Directors.

ARTICLE V
BONUS

5.1    For the first reference year following the Closing Date, the Executive shall be eligible to receive a bonus representing up to one hundred percent (100%) of his Base Salary, the whole subject to the attainment of certain objectives set forth by the Corporation related to revenue and profitability, and subject to the terms of the Corporation's bonus plan. The bonus amount which the Executive will be eligible to receive may be reviewed on a yearly basis.

ARTICLE VI
BENEFITS AND VACATION

6.1    The Executive shall participate in all benefit programs and/or plans which are presently granted or which, at any time during his employment, may be granted to management employees of the Corporation, the whole in accordance with the actual programs or plans that the Corporation may institute from time to time or as otherwise required under any applicable law.

6.2    All authorized expenses incurred by the Executive during his employment in connection with the performance of his duties and supported with appropriate vouchers shall be paid by the Corporation.

6.3    The Executive shall be granted paid vacation in accordance with the Corporation's stated vacation policy, to be taken at times mutually agreed upon between the Executive and the Corporation.

ARTICLE VII
LOYALTY

7.1    The Executive shall act with diligence, loyalty and honesty and shall make all necessary efforts to promote the Corporation's legitimate interests.

ARTICLE VIII
WORKS

8.1    The Executive agrees that all Works and/or Intellectual Property Rights he performs for or on behalf of the Corporation, and all Works and/or Intellectual Property Rights that he produces alone and/or with others, will be original and does not and will not to his knowledge infringe or violate any intellectual Property Rights of any of its former employers or of any other third party.

8.2    With respect to Works made or conceived by him during his employment or within the three (3) month period following the termination of his employment with the Corporation for any reason, the Executive shall perform the following:

  (a)
  promptly disclose and describe such Works in writing to the Corporation;

  (b)
  assign (and the Executive does hereby assign) to the Corporation or such Person designated by the Corporation, without further compensation (but at the Corporation's expense), upon request and in the manner prescribed by the Corporation, all his rights, title and interest in and to said Works and to Intellectual Property Rights related to said Works throughout the world and waive (and the Executive does hereby waive) any and all other rights that are non-assignable, including but not limited to, moral rights in all copyrightable Works or any non-economic rights;

  (c)
  deliver promptly to the Corporation, upon request and in the form and manner prescribed by the Corporation (without charge to the Corporation but at the Corporation's expense), all written instruments and documentation relating to said Works and Intellectual Property Rights and do such acts as deemed necessary by the Corporation to obtain, maintain and to transfer all rights and title thereto to the Corporation; and

  (d)
  give all assistance that may be required by the Corporation or the Person designated by the Corporation pursuant to subsection (a) to enable it to protect or exploit the Works and Intellectual Property Rights in any country of the world.

8.3    In consideration of the salary that the Executive receives from the Corporation, all Works (including all data and records pertaining thereto) that the Executive may invent, discover, author, originate or conceive during his employment with the Corporation or during the three (3) month period following the termination of his employment for any reason and all intellectual Property Rights relating thereto shall be the sole and exclusive property of the Corporation.

8.4    The provisions of sections 8.1 and 8.3 shall not apply to Works that fulfill all of the following criteria:

  (a)
  for which no equipment, supplies, facility or Confidential information or Intellectual Property Rights belonging to the Corporation or to Vendor were used;

  (b)
  which do not relate to the Business or to the Corporation's actual or demonstrably anticipated processes, research or development which the Executive had access to or knowledge of; and

  (c)
  which do not result from any work performed by the Executive for the Corporation or for Vendor.

ARTICLE IX
TERMINATION OF EMPLOYMENT

9.1    The parties hereto acknowledge and expressly agree that the Executive's employment may be terminated in any of the following eventualities:

  (a)
  At the expiration of the fixed term provided by this Agreement, the whole without other notice, pay in lieu of notice severance pay or any indemnity whatsoever, except as may otherwise be required by applicable law; or

  (b)
  At any time, for Cause, on simple notice from the Corporation to the Executive, the whole without other notice, pay in lieu of notice, severance pay or any indemnity whatsoever, except as may otherwise be required by applicable law; or

  (c)
  Upon the death of the Executive, the whole without any notice, pay in lieu of notice, severance pay or any indemnity whatsoever, except as may otherwise be required by applicable law;

  (d)
  Upon ninety (90) days notice in writing from the Executive to the Corporation, specifying the intention of the Executive to resign; in which event the Corporation shall only be obliged to pay to the Executive his Base Salary for such remaining part of the period specified in the said notice from the Executive and the Corporation shall have no further obligation hereunder in the event of such resignation of the Executive; or

  (e)
  At any time, without Cause, on simple notice from the Corporation to the Executive, subject to Article X.

ARTICLE X
TERMINATION ALLOWANCE: TERMINATION WITHOUT CAUSE

10.1    Should the Executive's employment be terminated by the Corporation without Cause prior to the expiration of the term, the Executive shall receive and the Corporation hereby undertakes to give to the Executive, (a) a notice of three (3) months or an indemnity in lieu of notice representing the Executive's Base Salary for the aforementioned three (3) month period months period; and (b) accelerated vesting as to one third (1/3) of the Executive's remaining unvested options under the Option Agreement, all as set forth more specifically therein.

10.2    The Executive recognizes and accepts that the Corporation shall not, in any case, be responsible for any additional amount, indemnity in lieu of notice, severance pay or other damages arising from the termination of his employment, above and beyond those specifically provided for herein.

10.3    The Executive undertakes to give to the Corporation a full and satisfactory written release upon receipt of the payment due to him in accordance with this Article X.

ARTICLE XI
MISCELLANEOUS

11.1    Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation hereof.

11.2    Severability. Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall (a) be severed from any illegal, invalid or unenforceable Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement; and (b) otherwise remain in full force and effect.

11.3    Amendments. No amendment shall be binding unless expressly provided in an instrument duly executed by the parties.

11.4    Waiver. No waiver, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the parties to be bound thereby.

11.5    Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

11.6    No Contradiction. The provisions which are part of this Agreement, shall not be deemed to be in contradiction with the restrictive covenants which are included in any other agreement between the

Executive and the Corporation and more specifically the Non-Competition Agreement, but shall be in addition one to another.

11.7    Language. The parties hereto acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in the English language. Les parties aux présentes reconnaissent avoir requis que la présente entente et les documents qui y sont relatzfs soient rédigés en anglais.

        IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date and at the place first above mentioned.

        JAMDAT MOBILE (CANADA) ULC

/s/ CRAIG S. GATARZ Name: Craig S. Gatarz Title: Director & Secretary	/s/ ALEXANDER TAILLEFER Alexander Taillefer